Divakar Gupta +1 212 479 6474 dgupta@cooley.com	EXHIBIT 5.1

June 27, 2018

Neuronetics, Inc.

3222 Phoenixville Pike

Malvern, Pennsylvania 19355

Ladies and Gentlemen:

You have requested our opinion, as counsel to Neuronetics, Inc., a Delaware corporation (the “Company”), in connection with the filing by the Company of a Registration Statement on Form S-1 (the “Registration Statement”) with the Securities and Exchange Commission pursuant to Rule 462(b) of Regulation C promulgated under the Securities Act of 1933, as amended, relating to an aggregate of 575,000 shares of common stock, par value $0.01 (the “Shares”), including up to 75,000 shares that may be sold by the Company pursuant to the exercise of an over-allotment option. The Registration Statement incorporates by reference the Registration Statement on Form S-1 (No. 333-225307), which was declared effective on June 27, 2018 (the “Referenced Registration Statement” and, together with the Registration Statement, the “Registration Statements”), including the prospectus which forms a part of such Registration Statement (the “Prospectus”).

In connection with this opinion, we have examined and relied upon (a) the Registration Statements and the Prospectus, (b) the Company’s Eighth Amended and Restated Certificate of Incorporation, as amended, and Bylaws, each as currently in effect, (c) the Company’s Ninth Amended and Restated Certificate of Incorporation, filed as Exhibit 3.3 to the Referenced Registration Statement, and the Company’s Second Amended and Restated Bylaws, filed as Exhibit 3.4 to the Referenced Registration Statement, each of which is to be in effect immediately following the closing of the offering contemplated by the Registration Statements, and (d) originals or copies certified to our satisfaction of such records, documents, certificates, memoranda and other instruments as in our judgment are necessary or appropriate to enable us to render the opinion expressed below. We have undertaken no independent verification with respect to such matters. We have assumed the genuineness and authenticity of all documents submitted to us as originals, and the conformity to originals of all documents submitted to us as copies and the due execution and delivery of all documents (other than by the Company) where due execution and delivery are a prerequisite to the effectiveness thereof. As to certain factual matters, we have relied upon a certificate of an officer of the Company and have not sought independently to verify such matters.

Our opinion is expressed only with respect to the General Corporation Law of the State of Delaware (the “DGCL”). We express no opinion to the extent that any other laws are applicable to the subject matter hereof and express no opinion and provide no assurance as to compliance with any federal or state securities law, rule or regulation.

On the basis of the foregoing, and in reliance thereon, we are of the opinion that the Shares, when sold and issued against payment therefor as described in the Registration Statements and the Prospectus, will be validly issued, fully paid and non-assessable.

We consent to the filing of this opinion as an exhibit to the Registration Statement.

Cooley LLP 1114 Avenue of the Americas New York, NY 10036

t: (212) 479-6000 f: (212) 479-6275 cooley.com

June 27, 2018

Page Two

Sincerely,

Cooley LLP

By:	/s/ Divakar Gupta
Divakar Gupta

Cooley LLP 1114 Avenue of the Americas New York, NY 10036

t: (212) 479-6000 f: (212) 479-6275 cooley.com